AGREEMENT OF SALE


     THIS AGREEMENT OF SALE (this "Agreement"), is entered into as of the 18th day of March, 1997, by and between CROSSTOWN ASSET CORP. I, a Delaware corporation ("Purchaser"), and LABROC II LIMITED PARTNERSHIP, an Illinois limited partnership ("Seller").

                             W I T N E S S E T H:

1. PURCHASE AND SALE. Purchaser agrees to purchase and Seller agrees to sell at the price of Ten Million and No/Dollars ($10,000,000) (the "Purchase Price"), the following property commonly known as Ross Plaza, Federal Way, Washington (collectively, the "Property"):

     1.1. The land located in King County, Washington, and legally described on Exhibit A attached hereto, together with all easements, appurtenances and hereditaments thereto (the "Land") together with all buildings, structures, fixtures and improvements located thereon (the "Improvements"). The Land and Improvements are collectively referred to herein as the "Real Property";

     1.2. The items of personal property set forth on Exhibit B attached hereto (the "Personal Property");

     1.3. The tenant leases with respect to the Property listed on the rent roll attached hereto as Exhibit M (the "Leases");

     1.4. All licenses and permits relating to the Real Property or the Personal Property, including all certificates of occupancy and other permits, licenses or approvals issued under applicable law set forth on Exhibit P (the "Permits");

     1.5. The service contracts and agreements listed on Exhibit H (the "Contracts");

     1.6. All warranties and guaranties given to, assigned to or benefiting the Seller, the Real Property or the Personal Property, to the extent assignable without cost to Seller (the "Warranties"); and

     1.7. All records (exclusive of computer software) of Seller relating to the operation and physical condition of the Property to the extent in Seller's possession, including (a) all records regarding real estate taxes and assessments, insurance, maintenance, repairs, capital improvements and services, (b) all environmental, soil and engineering reports and studies, including all drafts and letters and other documents which describe or limit the scope of such tests, reports or studies), (c) all originals and copies of surveys, blueprints, plans and specifications regarding the Real Property and the Personal Property, and (d) equipment manuals, excluding all appraisals, internal memoranda to Seller's asset management committee and all software (collectively, the "Records").
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2.   PURCHASE PRICE.  The Purchase Price shall be paid by Purchaser as follows:

     2.1. Within two (2) business days of the execution of this Agreement, the sum of One Hundred Thousand and No/Dollars ($100,000) (the "Earnest Money") to be held in escrow by and in accordance with the provisions of the Escrow Agreement ("Escrow Agreement") attached hereto as Exhibit C;

     2.2. On or before the expiration of the "Inspection Period" (as hereinafter defined), Purchaser shall deposit an additional Eighty Thousand and No/Dollars ($80,000) to be held by and in accordance with the provisions of the Escrow Agreement (the "Additional Earnest Money", which, to the extent deposited, shall be included within the definition of "Earnest Money"); and

     2.3. On the "Closing Date" (hereinafter defined), the balance of the Purchase Price, adjusted in accordance with the prorations, by federally wired "immediately available" funds, on or before 11:00 a.m. Chicago time.

3.   TITLE REVIEW.

     3.1. Title Evidence. As soon as reasonably practical following the mutual execution and delivery of this Agreement, Seller shall furnish the following title evidence to Purchaser ("Title Evidence"):

          3.1.1. A commitment to insure title to the Real Property (the "Commitment") issued by Near North National Title Corporation as agent for First American Title Insurance Company (the "Title Insurer"). The commitment shall (a) be issued on ALTA Owner's Form B-1970 (revised 10-17-70) in an amount equal to the Purchase Price, (b) show Seller as owner of the Real Property, (c) commit to delete all of the so-called "standard exceptions" to coverage, and
(d) include legible copies of all documents, instruments and matters shown as exceptions or referenced therein.

          3.1.2. A current survey of the Property (the "Survey"), prepared and certified by a registered land surveyor licensed in the jurisdiction in which the Real Property is located reasonably satisfactory to Purchaser. The Survey shall (a) conform to the "Minimum Standard Detail Requirement for Land Title Surveys" as adopted in 1992 by the American Land Title Association and the American Congress on Surveying & Mapping, and (b) contain a certification to Purchaser, Title Insurer and any other party designated by Purchaser substantially in the form attached hereto as Exhibit D, to the extent possible.

The Title Evidence shall be deemed received by Purchaser for purposes of
Section 3.2 only when a Commitment and Survey conforming to the foregoing requirements have been received by Purchaser.

     3.2. Purchaser's Objections and Requirements. Purchaser shall be allowed until the later to occur of (i) the end of the Inspection Period, or (ii) ten
(10) business days after receipt of the last of the Title Evidence, for examination thereof and making any objections to the form and/or content of the same. Any objections not made within said period shall be deemed to be waived by Purchaser and shall be "Permitted Exceptions". Purchaser's objections may include additional requirements with regard to the Title Evidence based upon its initial review of the same, including requiring (a) satisfaction of Title Insurer's requirements as set forth in the Commitment, (b) deletion of all the so-called "standard exceptions" to coverage, and (c) affirmative insurance of any easements appurtenant to the Real Property.

     3.3. Correction of Title. Seller shall have the right, but not the obligation to cure any objections made by Purchaser pursuant to Section 3.2. Seller shall provide Purchaser with notice within five (5) business days of Purchaser's objection stating whether Seller intends to cure any objection. If Seller elects to cure any objection, Seller shall be allowed thirty (30) days after the making of Purchaser's objections to cure the same and shall diligently proceed and use all reasonable efforts to do so. Pending such cure, the Closing shall be postponed to the extent necessary to accommodate such time period; provided however, Seller shall not be allowed any additional time beyond the originally scheduled Closing Date to discharge or satisfy any mortgage, judgment or other monetary lien set forth on the original Commitment. Upon such cure, the Closing (hereinafter defined) shall be held on the later of
(a) the Closing Date and (b) the first business day occurring five (5) days after the date such cure is completed. If Seller elects not to cure any objection or if such cure is not completed within said thirty (30) day period, Purchaser shall have the option to do any of the following:

          3.3.1.    Terminate this Agreement.

          3.3.2. Withhold from the Purchase Price an amount which in the reasonable judgement of Title Insurer is sufficient to discharge at Closing any mortgage, judgment or other monetary lien objected to by Purchaser only in the event such lien appears on the original Commitment. Any amount so withheld shall be placed in escrow with Title Insurer pending cure and satisfaction. If Seller has not discharged such mortgage, judgment or other monetary lien within thirty (30) days after Closing, Purchaser may then proceed in its discretion to do so and charge the reasonable costs of cure (including reasonable attorneys' fees) against the amount so escrowed; or

          3.3.3. Waive one or more of its objections and proceed to Closing and such exceptions to title which are waived by Purchaser shall be deemed additional "Permitted Exceptions" and Purchaser shall have no right to deduct any amount against the Purchase Price except in connection with Paragraph 3.3.2.

     3.4. Cost of Title Evidence and Title Policy. In the event that the Closing occurs, Purchaser agrees to reimburse Seller for one-half of the cost of obtaining the Title Evidence. Seller and Purchaser each agree to pay one-half of the costs of the Title Policy (as hereinafter defined) and Purchaser shall pay for all of the costs of any endorsements to, or extended coverage on, the Title Policy.

     3.5. Date Downs to Title. If, prior to Closing but after the end of the Inspection Period, a date-down to the Commitment discloses any new exception which is not a Permitted Exception ("Unpermitted Exception"), Seller shall provide Purchaser with notice within five (5) business days of notice by Purchaser to Seller of the existence of such Unpermitted Exception stating whether Seller intends to cure any objection. If Seller elects to cure any objection, Seller shall have thirty (30) days from the date of receipt by Seller of such notice, at Seller's expense, to (i) cure and/or, subject to Purchaser's reasonable approval, have any Unpermitted Exceptions which, in the aggregate, do not exceed $25,000.00, removed from the Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions, or (ii) have the right, but not the obligation, to cure and/or, subject to Purchaser's reasonable approval, have any Unpermitted Exceptions which, in the aggregate, equal or exceed $25,000.00, removed from the Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions. In such event, the time of Closing shall be delayed, if necessary, to give effect to said aforementioned time periods. If Seller fails to cure or have said Unpermitted Exception removed or have the Title Insurer commit to insure as specified above within said thirty (30) day period or if Seller elects not to exercise its rights under (ii) in the preceding sentence, Purchaser may terminate this Agreement upon notice to Seller within five (5) days after the expiration of said thirty (30) day period. Absent notice from Purchaser to Seller in accordance with the preceding sentence, Purchaser shall be deemed to have elected to take title subject to said Unpermitted Exception. If Purchaser terminates this Agreement in accordance with the terms of this Paragraph 3.5, this Agreement shall become null and void without further action of the parties and all Earnest Money theretofore deposited into the escrow by Purchaser together with any interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7.

4. PAYMENT OF CLOSING COSTS. Purchaser and Seller shall each pay for one-half of the costs of the documentary or transfer stamps to be paid with reference to the "Deed" (hereinafter defined) and all other stamps, intangible, transfer, documentary, recording, sales tax and surtax imposed by law with reference to any other sale documents delivered in connection with the sale of the Property to Purchaser and all other charges of the Title Insurer in connection with this transaction.

5. CONDITIONS TO PURCHASER'S OBLIGATIONS TO CLOSE. The obligations of Purchaser under this Agreement are contingent upon each of the following:

     5.1. Estoppel Certificates. The following terms have been defined as follows for convenience of reference:

          5.1.1. "Tenant Certificate" means a certificate, commonly known as an estoppel certificate, signed by a tenant with respect to its Lease, either in the form set forth on Exhibit L hereto or on such other form as is substantially consistent with the requirements of the tenant's lease for such certificates.

          5.1.2. "Seller Tenant Certificate" means a Tenant Certificate signed by the Seller with respect to a particular Lease for which the Tenant in question has failed to execute and deliver a Tenant Certificate, in which case the Seller Tenant Certificate shall be in the form of Exhibit L, provided that a Seller Tenant Certificate shall in all cases be limited to Seller's knowledge as defined in Paragraph 16.1 above.

          5.1.3. "Qualification" means any assertion in a Tenant Certificate or Seller Tenant Certificate (whether in the form of Exhibit L or otherwise) of
(i) a claim, counterclaim, offset or defense against the landlord, (ii) a default on the part of the landlord, (iii) unpaid credits, allowances or other sums due from the landlord prior to the date of the estoppel (other than disclosed on Exhibit M, Exhibit N or Exhibit Q attached hereto), (iv) an unfulfilled construction or other obligation on the part of the landlord prior to the date of estoppel (other than disclosed on Exhibit M, Exhibit N or Exhibit Q attached hereto), (v) information which is contrary (in an adverse respect to the landlord) (x) to the information contained in the rent roll attached hereto as Exhibit M, or (y) to the information pertaining to tenant allowances and concessions and leasing commissions contained on Exhibit N or
(vi) the existence of any of the following which are not set forth in the
Lease: rights of tenant to terminate the Lease, rights of tenant to purchase any part of the Property, rights of tenant to expand the leased premises or renew the term of the Lease, or rights of tenants to exclusives;

          5.1.4. "Unacceptable Qualification" means any Qualification other than the following:

          (a) a Qualification which is expressly disclosed on the rent roll attached hereto as Exhibit M or the schedules attached hereto as Exhibit N and Exhibit Q or a Qualification relating to non-payment of March, 1997 or April, 1997 rent, provided the same is not as a result of a default by Seller;

          (b) a Qualification expressly disclosed on the other Exhibits attached hereto and made a part hereof; or

          (c) Safeway going dark and any other tenant's right to go dark or terminate its Lease as a result thereof.

          5.1.5. If a Qualification is not an Unacceptable Qualification, it shall not affect Purchaser's obligations to close hereunder or give rise to any liability from Seller to Purchaser.

          5.1.6. Seller shall promptly upon execution of this Agreement request a Tenant Certificate in the form of Exhibit L from all tenants, and shall in good faith pursue the collection of the same. Seller shall deliver to Purchaser, upon Seller's receipt thereof, all Tenant Certificates signed by tenants (whether in the form of Exhibit L or otherwise).

          5.1.7. It shall be a condition to Purchaser's obligations hereunder (the "Estoppel Condition") that Purchaser shall have received estoppel certificates as required pursuant to Paragraph 17. Notwithstanding the foregoing to the contrary, Seller shall not have satisfied the Estoppel Condition if any of the Tenant Certificates received by Seller or Seller Tenant Certificates disclose Unacceptable Qualifications other than Unacceptable Qualifications that can be cured by the payment of money or for which Purchaser can be compensated as set forth below and with an "Estoppel Qualification Sum" (hereinafter defined) of less than $100,000 per tenant and $250,000 in the aggregate. The "Estoppel Qualification Sum" shall mean the following:

          (i) if the claim asserted arises out of a defect which can be cured, with the expenditure of money on a one time basis, such as a physical defect, then such sum shall be calculated by a reasonable estimate of the cost to repair or remediate said defect; and

          (ii) if the claim asserted affects a continuing obligation of a tenant under the lease, such as the payment of rent, then the claim shall be calculated by (i) determining the amount of the claim on a per annum basis,
(ii) multiplying said amount by the number of years or partial years said claim would affect the monetary obligations under the lease and (iii) discounting said product on a present value basis using a discount rate of 10% per annum.

     If the Unacceptable Qualifications have an Estoppel Qualification Sum of less than $100,000 per tenant and $250,000 in the aggregate, then Seller shall either (i) grant Purchaser a credit at Closing for an amount equal to the Estoppel Qualification Sum, or (ii) cure all conditions giving rise to an Unacceptable Qualification on or before the Closing. The determination to perform the covenant contained in subparagraphs (i) or (ii) in the preceding sentence shall be made by Seller in its sole discretion. Provided Seller performs its covenant in this Paragraph 5.1.7, the disclosure of Unacceptable Qualifications having an Estoppel Qualification Sum of less than $100,000 per tenant and $250,000 in the aggregate shall not affect Purchaser's obligations to close hereunder or give rise to any additional liability from Seller to Purchaser.

          5.1.8. If Seller delivers any Seller Tenant Certificates, then upon receipt after Closing by Purchaser of a Tenant Certificate from a tenant under a Lease for whom Seller has executed and delivered a Seller Tenant Certificate at Closing, the Seller Tenant Certificate executed and delivered by Seller at Closing shall become null and void and the Tenant Certificate received from the tenant shall be substituted therefor, solely to the extent that the information contained in the Tenant Certificate is the same as the information set forth in the Seller Tenant Certificate. Seller's liability under Seller Tenant Certificates shall be limited pursuant to Paragraph 18 herein.

     5.2. Title Policy. On the Closing Date, Title Insurer shall be irrevocably committed to issue to Purchaser the title policy pursuant to the Commitment with respect to the Real Property and any appurtenant easements designated by Purchaser pursuant to Section 3.2, subject only to the Permitted Exceptions (the "Title Policy").

     5.3. Seller's Representations and Warranties. On the Closing Date, each of the representations and warranties of Seller in Section 16 shall be true and correct in all material respects as if the same were made on the Closing Date; provided, however, that if the status of any of the tenancies changes from the date of the rent roll attached hereto as Exhibit M and the date of the rent roll delivered at Closing, provided the change in status is not caused by a breach by Seller of its obligations under any Lease, then Purchaser shall not have the right to terminate this Agreement or make any claim for a breach of a representation or warranty hereunder involving the rent roll or tenancies thereunder.

     5.4. No Material Adverse Charge. On the Closing Date, there shall not have been any "Material Adverse Change" (as hereinafter defined) with respect to the Property. For the purposes of this Paragraph 5.4, "Material Adverse Change" shall mean solely that after the date hereof, any tenant or tenants leasing in the aggregate in excess of 50,000 square feet of the Property become entitled to terminate their lease, but shall not include Safeway going dark or any other termination rights of other tenants as a result thereof.

     5.5. Seller's Obligations. On the Closing Date, Seller shall have performed all of the obligations required to be performed by Seller under this Agreement as and when required under this Agreement.

     If any conditions in this Paragraph 5 have not been satisfied on or before the Closing Date, then Purchaser may terminate this Agreement by notice to Seller on or before the Closing Date. To the extent that any of the conditions in this Paragraph 5 require satisfaction of Purchaser, such satisfaction shall be determined by Purchaser in its reasonable discretion. The conditions in this Paragraph 5 are specifically stated and for the sole benefit of Purchaser. Purchaser in its discretion may unilaterally waive (conditionally or absolutely) the fulfillment of any one or more of the conditions, or any part thereof, by notice to Seller, without any offset against the Purchase Price or claim against Seller. Seller shall not take or authorize, directly or indirectly, any action that modifies or changes the circumstances upon which the conditions set forth in this Paragraph 5 were deemed satisfied or waived by Purchaser without Purchaser's consent.

6.   DAMAGE AND CASUALTY; CONDEMNATION.

     6.1. Damage and Casualty. Except as provided in the indemnity provisions contained in Paragraph 7.1 of this Agreement, Seller shall bear all risk of loss with respect to the Property up to the Closing Date. Notwithstanding the foregoing, in the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost less than or equal to $100,000.00 (as determined by Seller and Purchaser in good faith) Purchaser shall not have the right to terminate its obligations under this Agreement by reason thereof, unless otherwise specifically set forth herein, but Seller shall have the right to elect to either repair and restore the Property (in which case the Closing Date shall be extended until completion of such restoration) or to assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of such fire or casualty and in addition, Seller shall pay to Purchaser the amount of any deductible maintained by Seller under any insurance policy covering such fire or casualty. Seller shall promptly notify Purchaser in writing of any such fire or other casualty and Seller's determination of the cost to repair the damage caused thereby. In the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost in excess of $100,000.00 (as determined by Seller and Purchaser in good faith), then this Agreement may be terminated at the option of Purchaser, which option shall be exercised, if at all, by Purchaser's written notice thereof to Seller within fifteen (15) business days after Purchaser receives written notice of such fire or other casualty (which notice shall specifically call Purchaser's attention to this Paragraph 6.1 and state that Purchaser has fifteen (15) business days to respond), and upon the exercise of such option by Purchaser this Agreement shall become null and void, the Earnest Money deposited by Purchaser shall be returned to Purchaser together with interest thereon, and neither party shall have any further liability or obligations hereunder. In the event that Purchaser does not exercise the option set forth in the preceding sentence, the Closing shall take place on the Closing Date and Seller shall assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of the fire or casualty and in addition, Seller shall pay to Purchaser the amount of any deductible maintained by Seller under any insurance policy covered by such fire or casualty. Seller represents, warrants and covenants that it will maintain property damage insurance insuring the Property for its full replacement cost during the executory period of this Agreement.

     6.2. Condemnation. If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which might result in the taking of any part of the Property or the taking or closing of any right of access to the Property, Seller shall immediately notify Purchaser of such occurrence, which notice shall specifically call Purchaser's attention to this Paragraph 6.2 and state that Purchaser has fifteen (15) business days to respond. In the event that the taking of any part of the Property shall:
(i) materially impair access to or parking on the Property; (ii) cause any material non-compliance with any applicable law, ordinance, rule or regulation of any federal, state or local authority or governmental agencies having jurisdiction over the Property or any portion thereof; or (iii) materially and adversely impair the use of the Property as it is currently being operated (hereinafter referred to as a "Material Event"), Purchaser may:

          6.2.1. terminate this Agreement by written notice to Seller, in which event the Earnest Money deposited by Purchaser, together with interest thereon, shall be returned to Purchaser and all rights and obligations of the parties hereunder with respect to the closing of this transaction will cease; or

          6.2.2. proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

Purchaser shall notify Seller, within fifteen (15) business days after Purchaser's receipt of Seller's notice, whether Purchaser elects to exercise its rights under Paragraph 6.2.1 or Paragraph 6.2.2. Closing shall be delayed, if necessary, until Purchaser makes such election. If Purchaser fails to make an election within such fifteen (15) business day period, Purchaser shall be deemed to have elected to exercise its rights under Paragraph 6.2.2. If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which do not constitute a Material Event, Purchaser shall be required to proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

7.   INSPECTION AND AS-IS CONDITION.

     7.1. Inspection Period. During the period commencing on January 22, 1997 and ending at 5:00 p.m. Chicago time on April 8th, 1997 (said period being herein referred to as the "Inspection Period"), Purchaser and the agents, engineers, employees, contractors and surveyors retained by Purchaser may enter upon the Property, at any reasonable time and upon reasonable prior notice to Seller, to inspect the Property, and to conduct and prepare such studies, tests and surveys as Purchaser may deem reasonably necessary and appropriate. In connection with Purchaser's review of the Property, Seller has delivered to Purchaser complete and accurate copies of the following: the Leases, the Contracts, the Permits in Seller's possession, the Warranties in Seller's possession, the Records in Seller's possession, the current rent roll for the Property, the most recent tax and insurance bills, utility account numbers, and year end 1995 and year end 1996 operating statements, and plans and specifications for the Improvements in Seller's possession.

     All of the foregoing tests, investigations and studies to be conducted under this Paragraph 7.1 by Purchaser shall be at Purchaser's sole cost and expense and Purchaser shall restore the Property to the condition existing prior to the performance of such tests or investigations by or on behalf of Purchaser. Purchaser shall defend, indemnify and hold Seller and any affiliate, parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller's affiliate or parent (hereinafter collectively referred to as "Affiliates of Seller") harmless from any and all liability, cost and expense (including without limitation, reasonable attorney's fees, court costs and costs of appeal) suffered or incurred by Seller or Affiliates of Seller for injury to persons or property caused by Purchaser's investigations and inspection of the Property. Purchaser shall undertake its obligation to defend set forth in the preceding sentence using attorneys selected by Purchaser and reasonably acceptable to Purchaser.

     Prior to commencing any such tests, studies and investigations, Purchaser shall furnish to Seller a certificate of insurance evidencing comprehensive general public liability insurance insuring the person, firm or entity performing such tests, studies and investigations and listing Seller and Purchaser as additional insureds thereunder.

     If Purchaser is dissatisfied with the results of the tests, studies or investigations performed or information received pursuant to this Paragraph 7.1, Purchaser shall have the right to terminate this Agreement by giving written notice of such termination to Seller at any time prior to the expiration of the Inspection Period. If written notice is not received by Seller pursuant to this Paragraph 7.1 prior to the expiration of the Inspection Period, then the right of Purchaser to terminate this Agreement pursuant to this Paragraph 7.1 shall be waived. If Purchaser terminates this Agreement by written notice to Seller prior to the expiration of the Inspection Period: (i) Purchaser shall promptly deliver to Seller copies of all studies, reports and other investigations obtained by Purchaser in connection with its due diligence during the Inspection Period; and (ii) the Earnest Money deposited by Purchaser shall be immediately paid to Purchaser, together with any interest earned thereon, and neither Purchaser nor Seller shall have any right, obligation or liability under this Agreement, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in this Paragraph 7.1. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.1, shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.2. As-Is. Purchaser acknowledges and agrees that it will be purchasing the Property and the Personal Property based solely upon its inspections and investigations of the Property and the Personal Property, and that except as otherwise specifically set forth in this Agreement, Purchaser will be purchasing the Property and the Personal Property "AS IS" and "WITH ALL FAULTS", based upon the condition of the Property and the Personal Property as of the date of this Agreement, wear and tear and loss by fire or other casualty or condemnation excepted. Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement, neither Seller nor its consultants, brokers or agents have made any representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property or the Personal Property, including, but not limited to, the Land or the Improvements, the existence or non-existence of Hazardous Materials (as hereinafter defined), economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning or building laws, rules or regulations or "Environmental Laws" (hereinafter defined) affecting the Property. Except as specifically set forth herein, Seller makes no representation or warranty that the Property complies with Title III of the Americans with Disabilities Act or any fire code or building code. Purchaser hereby releases Seller and the Affiliates of Seller from any and all liability in connection with any claims which Purchaser may have against Seller or the Affiliates of Seller relating directly or indirectly to the existence of asbestos or Hazardous Materials on, or environmental conditions of, the Property, whether known or unknown; provided, however, that Purchaser may assert claims for contribution or cost recovery against Seller or the Affiliates of Seller, relating directly or indirectly to the existence of asbestos or Hazardous Materials on, or environmental conditions of, the Property, whether known or unknown, only in the event that Purchaser is sued by a third party in connection therewith. As used herein, "Environmental Laws" means all federal, state and local statutes, codes, regulations, rules, ordinances, orders, standards, permits, licenses, policies and requirements (including consent decrees, judicial decisions and administrative orders) relating to the protection, preservation, remediation or conservation of the environment or worker health or safety, all as amended or reauthorized, or as hereafter amended or reauthorized, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Section 6901 et seq., the Emergency Planning and Community Right-to-Know Act ("Right-to-Know Act"), 42 U.S.C.
Section 11001 et seq., the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 et seq., the Federal Water Pollution Control Act ("Clean Water Act"), 33 U.S.C.
Section 1251 et seq., the Toxic Substances Control Act ("TSCA"), 15 U.S.C.
Section 2601 et seq., the Safe Drinking Water Act ("Safe Drinking Water Act"), 42 U.S.C. Section 300f et seq., the Atomic Energy Act ("AEA"), 42 U.S.C.
Section 2011 et seq., the Occupational Safety and Health Act ("OSHA"),
29 U.S.C. Section 651 et seq., and the Hazardous Materials Transportation Act (the "Transportation Act"), 49 U.S.C. Section 1802 et seq. As used herein, "Hazardous Materials" means: (1) "hazardous substances," as defined by CERCLA;
(2) "hazardous wastes," as defined by RCRA; (3) any radioactive material including, without limitation, any source, special nuclear or by-product material, as defined by AEA; (4) asbestos in any form or condition; (5) polychlorinated biphenyls; and (6) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental Laws. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.2 shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.3. Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property. Seller and Purchaser hereby acknowledge that such information has been provided to Purchaser at Purchaser's request solely as illustrative material. Except as expressly set forth herein, Seller makes no representation or warranty that such material is complete or accurate or that Purchaser will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller's operation of the Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property and releases Seller and the Affiliates of Seller from any liability with respect to such historical information. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.3 shall survive the Closing and the delivery of the Deed and termination of this Agreement.

8. CLOSING. The closing of this transaction (the "Closing") shall be on April 30, 1997 (the "Closing Date"), at the office of Seller's attorney, Chicago, Illinois at which time Seller shall deliver possession of the Property to Purchaser. This transaction shall be closed through an escrow with Title Insurer, in accordance with the general provisions of the usual and customary form of deed and money escrow for similar transactions in Washington, or at the option of either party, the Closing shall be a "New York style" closing at which the Purchaser shall wire the Purchase Price to Title Insurer on the Closing Date and prior to the release of the Purchase Price to Seller, Purchaser shall receive the Title Policy or marked up commitment dated the date of the Closing Date. In the event of a New York style closing, Seller shall deliver to Title Insurer any customary affidavit in connection with a New York style closing. All closing and escrow fees shall be divided equally between the parties hereto.

9.   CLOSING DOCUMENTS.

     9.1. Closing Statement. On or prior to the Closing Date, Seller and Purchaser shall execute and deliver to one another a joint closing statement. In addition, Purchaser shall deliver to Seller the balance of the Purchase Price, an assumption of the documents set forth in Paragraph 9.2.3 and 9.2.4 and such other documents as may be reasonably required by the Title Insurer in order to consummate the transaction as set forth in this Agreement.

     9.2. Seller's Deliveries. On the Closing Date, Seller shall deliver to Purchaser the following:

          9.2.1. the special warranty deed (the "Deed") (in the form of Exhibit E attached hereto), in recordable form conveying fee simple title to the Real Property to Purchaser subject only to Permitted Exceptions;

          9.2.2. a special warranty bill of sale conveying the Personal Property to Purchaser free and clear of any liens, claims or encumbrances (in the form of Exhibit F attached hereto);

          9.2.3. an assignment and assumption of intangible property (in the form attached hereto as Exhibit G), including, without limitation, the Contracts, the Permits, the Warranties and the Records;

          9.2.4. an assignment and assumption of Leases and security deposits (in the form attached hereto as Exhibit I);

          9.2.5. a certificate in the form of Exhibit O certifying that the representations and warranties set forth in Paragraph 16.2 are true and correct as of the Closing Date as if made on the Closing Date subject to the limitations contained in Paragraph 5.3 hereof, and subject to the limitations on survival and liability set forth herein;

          9.2.6. non-foreign affidavit (in the form of Exhibit J attached hereto);

          9.2.7. original copies, or duplicate copies if originals are not available, of the Leases, the Contracts, the Permits, the Warranties and the Records (which shall be delivered at the Property);

          9.2.8. all documents and instruments reasonably required by the Title Insurer to issue the Title Policy;

          9.2.9. possession of the Property to Purchaser, subject to the terms of the Leases;

          9.2.10. evidence of the termination of the management agreement and any other contracts or agreements which are not Contracts;

          9.2.11. notice to the tenants of the Property of the transfer of title and assumption by Purchaser of the landlord's obligation under the Leases and the obligation to refund the security deposits (in the form of Exhibit K); and
          9.2.12. an updated rent roll in the same form as Exhibit M certified by Seller to be true and correct as of the Closing Date;

          9.2.13. an original estoppel certificate addressed to Purchaser in the form of Exhibit L (or containing such modifications as are permitted hereunder) from each tenant of the Property (or from Seller, to the extent permitted by Paragraph 17); and

          9.2.14. an opinion of Seller's counsel, dated as of the Closing Date and in form reasonably satisfactory to Purchaser, that Seller has been duly formed under the laws of the State of Illinois and is in good standing under the laws of the jurisdiction in which the Property is located, that Seller is duly qualified to transact business in the jurisdiction in which the property is located, that Seller has the requisite power and authority to enter into and perform this Agreement and the documents and instruments required to be executed and delivered by Seller pursuant to this Agreement, and that such documents and instruments have been duly authorized by all necessary partnership action on the part of Seller and have been duly executed and delivered.

10. PURCHASER'S DEFAULT. ALL EARNEST MONEY DEPOSITED INTO THE ESCROW IS TO SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT. IN THE EVENT OF A DEFAULT OF THE PURCHASER UNDER THE PROVISIONS OF THIS AGREEMENT, SELLER SHALL RETAIN ALL OF THE EARNEST MONEY AND THE INTEREST THEREON AS SELLER'S SOLE RIGHT TO DAMAGES OR ANY OTHER REMEDY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH IN PARAGRAPH 7.1 HEREOF. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THEREFORE, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES.

11. SELLER'S DEFAULT. IF THIS SALE IS NOT COMPLETED BECAUSE OF SELLER'S DEFAULT, PURCHASER'S SOLE REMEDY SHALL BE THE RETURN OF ALL EARNEST MONEY TOGETHER WITH ANY INTEREST ACCRUED THEREON, AND THIS AGREEMENT SHALL THEN BECOME NULL AND VOID AND OF NO EFFECT AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH MORE FULLY IN PARAGRAPH 7 AND PURCHASER'S RIGHT TO RECEIVE FROM SELLER ITS ACTUAL, DOCUMENTED THIRD PARTY EXPENSES INCURRED IN THE PERFORMANCE OF ITS DUE DILIGENCE HEREUNDER AND THE PREPARATION OF THIS AGREEMENT, NOT TO EXCEED $75,000 IN THE AGGREGATE. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IF SELLER'S DEFAULT IS ITS REFUSAL TO DELIVER THE CLOSING DOCUMENTS SET FORTH IN PARAGRAPH 9.2.1-8, and 9.2.10-12 HEREOF, THEN PURCHASER WILL BE ENTITLED TO SUE FOR SPECIFIC PERFORMANCE.

12.  PRORATIONS.

     12.1. Prorations Generally. Rents (exclusive of delinquent rents, but including prepaid rents); refundable security deposits (which will be assigned to and assumed by Purchaser and credited to Purchaser at Closing); water and other utility charges; fuels; prepaid operating expenses; management fees payable to Insignia Management Co. not to exceed 6% of gross rent; real and personal property taxes prorated on a "net" basis (i.e. adjusted for all tenants' liability, if any, for such items); operating expenses which are reimbursable by the tenants for the period prior to the Closing Date less any amount previously paid by the Tenants shall be credited to Seller; and other similar items shall be adjusted ratably as of 11:59 p.m. on the Closing Date, and credited against the balance of the cash due at Closing. Assessments payable in installments which are due subsequent to the Closing Date shall be paid by Purchaser. Where the Leases impose on tenants obligations for taxes, common area expenses, operating expenses or additional charges of any other nature, and where Seller shall have collected any portion thereof in excess of amounts incurred by Seller for such items for the period prior to the Closing Date, then there shall be an adjustment and credit given to Purchaser at the Closing for such excess amounts collected. In addition, prorations shall be made at Closing as required pursuant to Paragraph 26 hereof. If the amount of any of the items to be prorated is not then ascertainable, the adjustments thereof shall be on the basis of the most recent ascertainable data. All prorations will be final except as to delinquent rent referred to in Paragraph
12.2 below.

     12.2. Post-Closing Receipts. In the event that any rentals for any of the Leases remain unpaid at the Closing Date, Purchaser shall use reasonable efforts after the Closing Date to collect such rentals and promptly deliver all rentals so collected ("Post-Closing Receipts") to Seller; provided, however, that Purchaser shall not be required to institute any legal actions as a means of attempting to collect such rentals. In the event that any tenant's legal right to possession has been terminated prior to the end of the Inspection Period, Seller retains all rights to any delinquent rent from such tenant, including the right to institute any legal actions as a means of attempting to collect such rentals. In the event that any tenant is delinquent in the payment of rent by more than 60 days as of the end of the Inspection Period, but such tenant's legal right to possession has not been terminated, all such delinquent rent received by Purchaser after Closing shall belong to Purchaser. All other delinquent rentals received by Purchaser prior to November 30, 1997 shall be applied first to amounts owing Seller, and then to pay any current obligations of the tenant(s) in question, and Seller waives the right to institute any legal actions as a means of attempting to collect such rentals. Seller retains the right to conduct an audit, at reasonable times and upon reasonable notice, but not after December 31, 1997, of Purchaser's books and records to verify the accuracy of the Post-Closing Receipts reconciliation statement and upon the verification of additional funds owing to Seller, Purchaser shall pay to Seller said additional Post-Closing Receipts and the cost of performing Seller's audit. Paragraph 12.2 of this Agreement shall survive the Closing and the delivery and recording of the Deed.

     12.3. Percentage Rent. Percentage rent payable under the Leases shall be prorated as of the Closing Date as follows:

          12.3.1. Any percentage rent attributable to a specified period ("Percentage Rent Period") ending prior to the Closing Date shall be promptly paid over to the Seller if and when collected. Seller shall be entitled to all percentage rent attributable to the period prior to Closing Date for any Percentage Rent Period ending prior to Closing Date. Paragraph 12.3.1 of this Agreement shall survive the Closing and the delivery of the Deed.

          12.3.2. Percentage rent payable with respect to a Percentage Rent Period a portion of which occurs prior to the Closing Date and a portion of which occurs subsequent to the Closing Date shall be apportioned between Purchaser and Seller on the basis of their respective period of ownership during the applicable Percentage Rent Period and shall be calculated in the following manner. Seller shall be entitled to a percentage rent proration determined by (x) multiplying the amount of the total gross sales from the most recently completed and not estimated Percentage Rent Period by the applicable formula for percentage rent contained in the applicable Lease, (y) multiplying such product by 80% (reflecting a discount rate of 20%), and (z) then multiplying such product by a fraction, the numerator of which shall be the total number of days in the current Percentage Rent Period prior to the Closing Date and the denominator of which shall be the total number of days in the current Percentage Rent Period (in order to allocate the correct time period to each party). Purchaser shall be entitled to the remainder of such percentage rent. Notwithstanding the foregoing, Seller shall not receive any proration of percentage rent pursuant to this paragraph 12.3.2 with respect to any tenant which has gone dark prior to Closing. This percentage rent proration will obviate the need to perform a future reconciliation.

13. RECORDING. Neither this Agreement nor a memorandum thereof shall be recorded and the act of recording by Purchaser shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 10 hereof.

14. ASSIGNMENT. The Purchaser shall not have the right to assign its interest in this Agreement without the prior written consent of the Seller. Notwithstanding the foregoing, Purchaser shall have the right to assign its interest in this Agreement without the prior written consent of the Seller to any entity which, directly or indirectly, controls, is controlled by or is under common control with Purchaser or Cargill Financial Services Corporation, but such assignment shall not release Purchaser from its obligations hereunder. If any assignee of Purchaser under this Agreement petitions or applies for relief in bankruptcy or said assignee is adjudicated as a bankrupt or insolvent, or said assignee files any petition, application for relief or answer-seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law, code or regulation relating to bankruptcy, insolvency, or other relief for debtors (collectively, a "Bankruptcy Filing") on or before the Closing Date, said Bankruptcy Filing shall be a default under this Agreement and Purchaser shall indemnify Seller for all costs, attorney's fees and expenses of Seller resulting from Seller's efforts to obtain the Earnest Money as liquidated damages and to clear title to the Property from any encumbrance resulting from the Bankruptcy Filing.

15. BROKER. The parties hereto represent and warrant that no broker commission or finder fee is due and payable in connection with this transaction other than to Insignia Mortgage and Investment Company, Inc. (to be paid by Seller). Seller's commission to Insignia Mortgage and Investment Company, Inc. shall only be payable out of the proceeds of the sale of the Property in the event the transaction set forth herein closes. Purchaser and Seller shall indemnify, defend and hold the other party hereto harmless from any claim whatsoever (including without limitation, reasonable attorney's fees, court costs and costs of appeal) from anyone claiming by or through the indemnifying party any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated other than to Insignia Mortgage and Investment Company, Inc. The indemnifying party shall undertake its obligations set forth in this Paragraph 15 using attorneys selected by the indemnifying party and reasonably acceptable to the indemnified party. The provisions of this Paragraph 15 will survive the Closing and delivery of the Deed.

16.  REPRESENTATIONS AND WARRANTIES.

     16.1. Any reference herein to Seller's knowledge or notice of any matter or thing shall only mean such knowledge or notice that has actually been received by Michael Conter (the asset manager responsible for the Property) or Seller's property manager responsible for the management of the Property (the "Seller's Representative"), and any representation or warranty of the Seller that is qualified by Seller's knowledge is based upon those matters of which the Seller's Representative has actual knowledge. Any knowledge or notice given, had or received by any of Seller's agents, servants or employees shall not be imputed to Seller, the general partner or limited partners of Seller, the subpartners of the general partner or limited partners of Seller or Seller's Representative. Seller hereby covenants to deliver a copy of this Agreement to Seller's property manager, and to instruct such property manager to review the Agreement and notify Seller's Representative of any and all information known to such property manager regarding the representations and warranties contained herein.

     16.2. Subject to the limitations set forth in Paragraph 16.1, Seller hereby makes the following representations and warranties:

          16.2.1.Seller has not entered into any contracts for the sale of any of the Property other than this Agreement. Seller has received no notice of and has no knowledge of any rights of first refusal or first offer, options to purchase any of the Property or any other rights or agreements which may delay or prevent this transaction.

          16.2.2.To Seller's knowledge, there has been no labor or material of any kind furnished to or for the benefit of the Property at Seller's request for which payment in full has not been made, except in connection with tenant improvements as set forth on Exhibit N attached hereto.

          16.2.3.No person or entity is entitled to possession of any of the Property, other than Seller, the tenants under the Leases or otherwise pursuant to a recorded instrument.

          16.2.4.Seller has received no notice of and has no knowledge of any pending or threatened condemnation or transfer in lieu thereof affecting any of the Property, nor has Seller agreed or committed to dedicate any of the Property.

          16.2.5.Seller has received no notice of and has no knowledge of any pending or threatened action which would impair access to the Property.

          16.2.6.Seller has received no notice and has no knowledge of any actual or threatened curtailment, cancellation or suspension of any utilities serving the Property.

          16.2.7.Seller has received no notice of and has no knowledge of any action, litigation, investigation or proceeding of any kind pending or threatened against Seller or any of the Property which materially and adversely affect the value of the Property, except as disclosed in Exhibit Q attached hereto. Seller hereby reserves the right to pursue any claims against House of Fabrics in connection with the matters disclosed in Exhibit Q.

          16.2.8.Seller has received no notice of and has no knowledge of any uncured default under any easement agreement or joint operation agreement affecting the Property, and Seller has no knowledge of any amendment or modification to such agreements except as of record.

          16.2.9.Seller has not received written notice of any violation of any Environmental Laws, statute, rule, law, obligation, ordinance, or other legal regulation or requirement pertaining to the use, maintenance, ownership, or operation of the Property, which such violation has not been cured without waiver or variance of the applicable Environmental Laws.

          16.2.10. To Seller's knowledge, there are no leases or possessory rights in favor of any party, service or maintenance contracts, equipment leases or other contracts regarding any of the Property except for the Leases, the Contracts and any matters of record.

          16.2.11. To Seller's knowledge, Seller has delivered to Purchaser true, correct and complete copies of each Contract and their respective amendments. Seller has received no notice and has no knowledge that either Seller or any other party under a Contract is in default of their respective obligations and liabilities thereunder. To Seller's knowledge, except for the Contracts, there are no other service or maintenance contracts, equipment leases or other contracts regarding any of the Property which will not be terminated on or before the Closing Date.

          16.2.12. To Seller's knowledge, Seller has delivered to Purchaser true, correct and complete copies of the Records.

          16.2.13. To Seller's knowledge, Seller has delivered to Purchaser true, correct and complete copies of each Lease and their respective amendments. To Seller's knowledge, the information regarding the Leases contained in the rent roll attached as Exhibit M is true, correct and complete as of the date set forth therein. Seller has received no notice and has no knowledge that either Seller or the applicable tenant is in default of their respective obligations and liabilities under any of the Leases, including those provisions relating to bankruptcy or insolvency.

          16.2.14. To Seller's knowledge, Seller has delivered to Purchaser true, correct and complete copies of each Permit in Seller's possession and their respective amendments. Seller has received no notice and has no knowledge (a) that Seller is in default of its obligations and liabilities under any of the Permits, or (b) of any actual or threatened cancellation or suspension of any Permit, or (c) that any additional licenses or permits are required under applicable law to operate the Property as it is now operated.

          16.2.15. To Seller's knowledge, Seller has delivered to Purchaser true, correct and complete copies of each Warranty in Seller's possession and their respective amendments. Seller has received no notice that either Seller or the applicable warrantor is in default of their respective obligations and liabilities under any of the Warranties.

          16.2.16. No management, leasing or maintenance personnel or agents employed in connection with the operation of the Property have the right to continue such employment after Closing except pursuant to a Contract. No person or entity is entitled to claim any brokerage or leasing commissions or other payments with respect to any of the Property, including regarding any of the Leases, except as set forth in Exhibit N.

          16.2.17. Seller has been duly formed under the laws of the State of Illinois and is in good standing under the laws of the jurisdiction in which the Property is located, is duly qualified to transact business in the jurisdiction in which the Property is located, and has the requisite power and authority to enter into and perform this Agreement and the document sand instruments required to be executed and delivered by Seller pursuant hereto. This Agreement has been duly executed and delivered by Seller and is a valid and binding obligation of Seller enforceable in accordance with its terms.
This Agreement and the documents and instruments required to be executed and delivered by Seller pursuant hereto have each been duly authorized by all necessary partnership action on the part of Seller and that such execution, delivery and performance does and will not conflict with or result in a violation of Seller's partnership agreement or any judgment, order or decree of any court or arbiter to which Seller is a party, or any agreement to which Seller and/or any of the Property is bound or subject including the Contracts and the Leases.

          16.2.18. Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any involuntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets, (iv) suffered the attachment or other judicial seizure of all or substantially all of its assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

          16.2.19. Seller is not a "foreign person", "foreign partnership", "foreign trust" or "foreign estate" as those terms are defined in
Section 1445 of the Internal Revenue Code.

          16.2.20. Seller shall at all times prior to the Closing operate and maintain the Property in substantially the same manner as it is now operated and maintained, ordinary wear and tear and damage by fire and casualty excepted.

     16.3. Purchaser hereby represents and warrants to Seller that Purchaser has the full right, power and authority to execute and deliver this Agreement and consummate the transactions contemplated herein.

     16.4. If at any time after the execution of this Agreement, either Purchaser or Seller becomes aware of information which makes a representation and warranty contained in this Agreement to become untrue in any material respect, said party shall promptly disclose said information to the other party hereto. Provided the party making the representation or warranty did not take any deliberate actions to cause the representation or warranty in question to become untrue in any material respect, said party shall not be in default under this Agreement and the sole remedy of the other party shall be to terminate this Agreement. Except as set forth in Paragraph 5.4, if the status of any of the tenancies changes from the date of the rent roll attached hereto and the date of the rent roll delivered at Closing, provided the change in status is not caused by a breach by Seller of its obligations under any Lease, then Purchaser shall not have the right to terminate this Agreement or make any claim for a breach of a representation or warranty hereunder involving the rent roll or tenancies thereunder. Purchaser and Seller are prohibited from making any claims against the other party hereto after the Closing with respect to any breaches of the other party's representations and warranties contained in this Agreement that the claiming party has actual knowledge of prior to the Closing.

     16.5. The parties agree that the representations contained herein shall survive Closing until November 30, 1997. The claiming party shall have no right to make any claims against the other party for a breach of a representation or warranty unless the claiming party delivers written notice of such claim to the other party before November 30, 1997.

17. ESTOPPEL CERTIFICATES. Promptly following the mutual execution and delivery of this Agreement, Seller shall diligently proceed and use its diligent efforts to obtain estoppel certificates in the form of Exhibit L from each of the tenants under the Leases. If a tenant shall fail or refuse to deliver an estoppel certificate with respect to its Lease on or before the Closing Date, Seller shall execute and deliver to Purchaser at Closing an estoppel certificate with respect to such Lease in substitution from such tenant based on the knowledge of Seller as set forth in Paragraph 16.1; provided, however, such certificate of Seller shall not be deemed to have satisfied the condition in Paragraph 5.1, except as to Leases of up to 50% of the rentable square feet leased pursuant to Leases of 7,500 square feet or less. Seller's liability under Seller Tenant Certificates shall be limited pursuant to Paragraph 16.5 and 18 herein.

18. LIMITATION OF LIABILITY. None of the Affiliates of Seller, nor any of Seller's or the Affiliates of Seller's respective beneficiaries, shareholders, partners, officers, directors, agents or employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability. Notwithstanding anything contained herein to the contrary, Purchaser hereby agrees that the maximum liability of Seller after the Closing, in connection with, arising out of or in any way related to a breach by Seller under this Agreement or any document or conveyance agreement in connection with the transaction, shall be $500,000. Seller further agrees not to distribute $500,000 of the proceeds of the Purchase Price to its partners until the later of (i) November 30, 1997 and (ii) final resolution of any claims by Purchaser and asserted in writing against Seller prior to November 30, 1997 in accordance with the terms of this Agreement ("Claims"); provided, however, that if any Claims are disputed by Seller, Seller shall have the right, by written notice to Purchaser, to require Purchaser to file suit in a court of competent jurisdiction within ninety (90) days after such notice to Purchaser. If no suit is filed by such date, said notice with respect to the Claim in question shall no longer prevent Seller from distributing the proceeds.

19.  TIME OF ESSENCE.  Time is of the essence of this Agreement.

20. NOTICES. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by overnight courier such as Federal Express, by facsimile transmission or made by United States registered or certified mail addressed as follows:

         TO SELLER:           c/o The Balcor Company
                              Bannockburn Lake Office Plaza
                              2355 Waukegan Road
                              Suite A-200
                              Bannockburn, Illinois  60015
                              Attention:  Ilona Adams

     with copies to:          The Balcor Company
                              Bannockburn Lake Office Plaza
                              2355 Waukegan Road
                              Suite A-200
                              Bannockburn, Illinois  60015
                              Attention:  James Mendelson
                              (847) 317-4367
                              (847) 317-4462 (FAX)

            and to:           Katten Muchin & Zavis
                              525 West Monroe Street
                              Suite 1600
                              Chicago, Illinois  60661-3693
                              Attention:  Daniel J. Perlman, Esq.
                              (312) 902-5532
                              (312) 902-1061 (FAX)

       TO PURCHASER:          c/o Ellis Partners, Inc.
                              351 California Street, Suite 1150
                              San Francisco, CA 94104
                              Attention: Harold A. Ellis, Jr.
                              (415) 391-9800
                              (415) 391-4711 (FAX)
     with copies to:          Cargill Financial Services Corporation
                              6000 Clearwater Drive
                              Minnetonka, MN  55345
                              Attention: Tim Clark
                              (612) 984-3449
                              (612) 984-3905 (FAX)

            and to:           Faegre & Benson LLP
                              2200 Norwest Center
                              90 South Seventh Street
                              Minneapolis, MN 55402-3901
                              Attention: Matthew R. Bogart
                              (612) 336-3435
                              (612) 336-3026 (FAX)

subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered or made on the next business day if sent by overnight courier, or the same day as given if sent by facsimile transmission and received by 5:00 p.m. Chicago time or on the 4th business day after the same is deposited in the United States Mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by registered or certified mail, by overnight courier or by facsimile transmission as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made. Copies of all notices shall be sent to the Escrow Agent.

21.  EXECUTION OF AGREEMENT AND ESCROW AGREEMENT.  Purchaser will execute two
(2) copies of this Agreement and three (3) copies of the Escrow Agreement and forward them to Seller for execution. Seller will forward one (1) copy of the executed Agreement to Purchaser and will forward the following to the Escrow
Agent:

     (A)  One (1) fully executed copy of this Agreement; and

     (B) Three (3) copies of the Escrow Agreement signed by the parties with a direction to execute two (2) copies of the Escrow Agreement and deliver a fully executed copy to each of the Purchaser and the Seller.

Within two (2) business days after its receipt of a fully-executed counterpart of this Agreement and the Escrow Agreement, Purchaser agrees to deposit the Earnest Money with Escrow Agent pursuant to the terms of the Escrow Agreement.

22. GOVERNING LAW. The provisions of this Agreement shall be governed by the laws of Washington.

23. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all other negotiations, understandings and representations made by and between the parties and the agents, servants and employees.

24. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

25. CAPTIONS. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.

26. NEW LEASES. On or before ten (10) business days prior to the expiration of the Inspection Period, Seller may execute any new lease or modify or renew any existing lease affecting the Property without Purchaser's consent. Seller shall deliver a copy of any such new lease or existing lease modification or renewal (together with an estimation of the "New Lease Costs" (as hereinafter defined)), as applicable, to Purchaser within ten (10) business days of execution by Seller and the new tenant or existing tenant, as applicable, but in any event on or before ten (10) business days prior to the expiration of the Inspection Period. In the event Purchaser disapproves of such new lease or existing lease modification or renewal, Purchaser's sole remedy shall be to terminate this Agreement in accordance with Paragraph 7 hereof. In the event that Purchaser does not terminate this Agreement as aforesaid, Purchaser shall be responsible for the costs of all tenant improvements and leasing commissions associated with the negotiation and execution of any such new lease or existing lease modification or renewal ("New Lease Costs") and Purchaser shall assume all such obligations at the Closing. Seller shall receive a credit at Closing for any New Lease Cost incurred by Seller prior to Closing.

     After the date ten (10) business days prior to the expiration of the Inspection Period, Seller shall not execute any new lease or existing lease modification or renewal affecting the Property without Purchaser's prior written consent. Purchaser's consent shall be deemed given if Purchaser has not responded to the contrary within ten (10) business days after Seller's written request and Purchaser's receipt of such new lease or existing lease modification or renewal (together with an estimation of the New Lease Costs). If approved by Purchaser, a complete copy of any such new lease or existing lease modification or renewal shall be delivered to Purchaser within ten (10) days of the full execution thereof. All New Lease Costs shall be paid by Purchaser and Purchaser shall assume all such obligations at the Closing and Seller shall receive a credit at Closing for any New Lease Costs incurred by Seller prior to Closing.

     Purchaser acknowledges that there currently exists the unsatisfied tenant improvement obligations and leasing commissions set forth on Exhibit N attached hereto. Seller agrees to pay the unsatisfied leasing commission obligations and tenant improvement obligations set forth on Exhibit N on or before the Closing or credit Purchaser for the amount of said unsatisfied obligation and Purchaser shall assume all obligations therefor at Closing.

27. SELLER'S POSSESSION. All references herein to "Seller's possession" shall mean in the possession of Seller and the property manager of the Property.

28. EXECUTION BY THE BALCOR COMPANY. The Balcor Company executes this Agreement solely for the purpose of assuring to Purchaser that if the Seller fails to withhold or pay the sums required of Seller pursuant to Paragraph 18 and if Purchaser is successful in any claims asserted against the Seller for a breach of a representation or warranty, then The Balcor Company shall pay to Purchaser the amount of such claim(s), the total of which shall not exceed $500,000. Purchaser may name The Balcor Company in any suit against Seller, provided that Purchaser may not name The Balcor Company in any suit unless Seller is also named therein.

29. COSTS OF LITIGATION. If either party to this Agreement shall institute an action or proceeding against the other party relating to this Agreement, the unsuccessful party in such action or proceeding shall reimburse the successful party for its disbursements incurred in connection therewith and for its reasonable attorney fees actually incurred; provided, however, that the aggregate liability of Seller in connection with this Agreement, including Seller's liability under this Paragraph 29, shall be limited in accordance with Paragraph 18 hereof.

30. NEGOTIATION WITH TENANTS. Purchaser shall have the right during the Inspection Period and at any time prior to the Closing Date to contact and negotiate with any current, former or potential tenant or occupant of the Property. Purchaser shall inform such party that it is not the owner of the Property and any agreement that Purchaser and such party enter into shall specifically state that it is contingent on Purchaser acquiring the Property. In the event that Purchaser does not acquire the Property, Purchaser shall deliver a copy of all such agreements to Seller.

     IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date first set forth above.


                              PURCHASER:

                              CROSSTOWN ASSET CORP. I, a Delaware corporation


                              By:   /s/ Thomas Haller
                                   --------------------------------
                              Name:     Thomas Haller
                                   --------------------------------
                              Its:      Vice President
                                   --------------------------------


                              SELLER:

                              LABROC II LIMITED PARTNERSHIP, an Illinois limited partnership

                              By:  Balcor Equity Partners-II, an Illinois
                                   general partnership, its general partner

                                   By:  The Balcor Company, a Delaware
                                        corporation, its general partner


                                        By:   /s/ John K. Powell, Jr.
                                             -------------------------------
                                        Name:     John K. Powell, Jr.
                                             -------------------------------
                                        Its:      Senior Vice President
                                             -------------------------------


                                    JOINDER

     The undersigned executes this joinder solely for the purposes of effectuating its obligations arising under Paragraph 28 of this Agreement.

                                   THE BALCOR COMPANY, a Delaware corporation

                                   By:   /s/ John K. Powell, Jr.
                                        --------------------------------
                                   Name:     John K. Powell, Jr.
                                        --------------------------------
                                   Its:      Senior Vice President
                                        --------------------------------

                                                                 [Ross Plaza]


Al Lieberman of Insignia Mortgage and Investment Company, Inc. ("Seller's Broker") executed this Agreement in its capacity as a real estate broker and acknowledges that the fee or commission due it from Seller as a result of the transaction described in this Agreement is as set forth in that certain Listing Agreement, dated 11/20, 1996 between Seller and Seller's Broker (the "Listing Agreement"). Seller's Broker also acknowledges that payment of the aforesaid fee or commission is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Seller's Broker agrees to deliver a receipt to the Seller at the Closing for the fee or commission due Seller's Broker and a release, in the appropriate form, stating that no other fees or commissions are due to it from Seller or Purchaser.


                                   INSIGNIA MORTGAGE AND
                                   INVESTMENT COMPANY, INC.


                                   By:   /s/ Al Lieberman
                                        ---------------------------

                                   Exhibits


A    -    Legal

B    -    Personal Property

C    -    Escrow Agreement

D    -    Survey Certification

E    -    Deed

F    -    Bill of Sale

G    -    Assignment and Assumption of Intangible Property

H    -    Service Contracts

I    -    Assignment and Assumption of Leases and Security Deposits

J    -    Non-Foreign Affidavit

K    -    Notice to Tenants

L    -    Tenant Certificate

M    -    Rent Roll

N    -    Leasing Commissions and Tenant Improvements

O    -    Reaffirmation of Representations and Warranties
          and Certification of Rent Roll

P    -    Permits

Q    -    Litigation